(d)(1)(vi)

[Directed Services LLC]

January 1, 2014

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated May 7, 2013, between Directed Services LLC (“DSL”) and Invesco Advisers, Inc., the sub-advisory fee for ING Invesco Comstock Portfolio (the “Portfolio”) was reduced on January 1, 2014.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from January 1, 2014 through May 1, 2015.

The Reduction is calculated as follows:

Reduction = 50% x (the savings to DSL from the January 1, 2014 expense reduction)

This letter replaces the previous letter for the Portfolio, dated May 7, 2013.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of ING Partners, Inc.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President